                                                           EXHIBIT 5

                         PEZZOLA & REINKE
                    A Professional Corporation
                        Counselors at Law

                    Lake Merritt Plaza Building
                 1999 Harrison Street, Suite 1300
                     Oakland, California 94612
                     Telephone (510) 273-8750
                     Facsimile (510) 834-7440


                         January 14, 1997

DSP Communications, Inc.
20300 Stevens Creek Boulevard, 4th Flr.
Cupertino, CA 95014

           RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     As general counsel to DSP Communications, Inc., a Delaware corporation (the "Company"), we have been asked by the Company to review the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on, or about, January 16, 1997 (the "Registration Statement"). This is in connection with the registration under the Securities Act of 1933, as amended, of three million (3,000,000) shares of the Company's Common Stock, $0.001 par value per share (the "Plan Shares"), none of which are presently issued and outstanding.

     As your general counsel, we have examined the proceedings and such other documents as we have deemed necessary relating to the issuance of three million (3,000,000) Plan Shares to be issued under the Company's 1996 Stock Option Plan.

     In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the correctness of all certificates; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies; and the accuracy and completeness of all records made available to us by, or on behalf of, the Company. In addition, we have assumed, without investigation, the accuracy of the representations and statements as to factual matters made by the Company, its officers and employees, and public

DSP Communications, Inc.
January 14, 1997
Page 2
RE: REGISTRATION STATEMENT ON FORM S-8


officials. Nothing has come to our attention, however, which would lead us to question the accuracy or completeness of such representations, warranties or statements.

     In rendering the opinion hereinafter expressed, we have examined and relied upon such documents and instruments as have deemed necessary and appropriate. It is our opinion that the Plan Shares, when subsequently issued upon payment therefor in accordance with the terms of the 1996 Stock Option Plan, will be validly issued, fully paid and nonassessable.

     We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California. This opinion is intended solely for your benefit and is not to be relied upon by any other person, firm, or entity without our prior written consent.

     We consent to the use of this opinion as an Exhibit to the Registration Statement, and further consent to all references to this Firm in the Registration Statement and any amendments thereto.

                             Very truly yours,

                             /s/ Pezzola & Reinke, APC

                             PEZZOLA & REINKE
                             A Professional Corporation